Exhibit 99.2

Freight Technologies, Inc.

Unaudited Financial Results for the Six Months Ended June 30, 2024 and 2023

Preliminary Note

These interim financial results have not been audited, nor have they been reviewed by the Company’s auditors. The Company’s management prepared these financial statements and took reasonable measures to ensure the results and statements are complete, accurate, and consistent with SEC reporting requirements, but the Company can make no assurance or guarantee as to the accuracy of these reported financial results and that they are completely free of any errors or omissions.

The following summary of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the related notes and other financial information included elsewhere in this press release. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” and elsewhere in this interim report.

Company Overview

“We,” “us,” “our Company,” “our,” “Fr8Tech,”or “FRGT” refers to Freight Technologies, Inc., (formerly known as Hudson Capital, Inc. or “HUSN”), its subsidiaries, and, in the context of describing our operations and consolidated financial information after the Merger, Freight App, Inc. (“Freight App US”, “Fr8App US”)) and Freight App de México S.A De C.V. (“Freight App Mexico”). Freight App Inc., along with its wholly owned subsidiary, Freight App Mexico, are hereinafter referred to as the “Fr8App”.

Fr8Tech resulted from a merger between our predecessor companies, HUSN, and Fr8App US (the “Merger”). The Merger closed on February 14, 2022 and the corporate existence prior to that date and the Certificate of Incorporation and by-laws then in effect ceased, and the organizational documents of Fr8App became effective on the Company following the Merger. A 6-K to this effect was filed and reported on February 15, 2022. Effective May 27, 2022, the company changed its name from “Hudson Capital Inc.” to “Freight Technologies, Inc.”, and its ticker symbol from “HUSN” to “FRGT”.

Freight App, Inc. (formerly known as “Freighthub, Inc.”), a Delaware corporation, was incorporated on October 26, 2015 for the purpose of arranging for pick-up, transport, and delivery of full truckload freight shipments. On January 18, 2019, Freight App Mexico S.A De C.V. (formerly known as “Freight Hub Mexico S.A. De C.V.”), a wholly owned subsidiary of Freight App Inc., was formed. On July 29, 2021, Freight App US and Freight App Mexico filed their name change. Fr8App provides innovative digital freight matching technology that streamlines cross-border and domestic USA (from and to border cities) and domestic Mexico shipping, connecting shippers with a broad network of reliable carriers and drivers in Mexico, Canada, and the United States.

Fr8App has created an online commercial freight marketplace and mobile application platform that allow for automating the connection of carriers offering freight transportation services and shippers requiring transportation services. Fr8App’s platform solution and mobile application allow trucking companies to secure transportation for their goods within the palm of their hands and in real-time, assigning their transportation needs to capable drivers instantaneously, with the click of a button. Fr8App’s cutting-edge, cloud-based online portal and mobile platform were designed to simplify connections between parties requiring transportation and those offering transportation services, all the while increasing efficiencies, reducing costs, and increasing revenue for shippers and carriers. Each of our portal and platform are offered in English and Spanish. We have created and offered to the market specialized technology that helps facilitate supply chain visibility, operation, reliability, and sustainability.

Trends

The Company believes the growing interest in digital freight matching platforms shows that traditional third-party logistics (“3PL”) providers recognize the sweeping technological shifts in the industry and is ready to offer solutions to market participants. During the six months marking the second and third quarters of 2020, the industry experienced severe swings due to the volatility of global and domestic supply chains in light of significant market distortions resulting from the global pandemic caused by the virus known as COVID-19. These distortions unwound during the first half of 2023 where rates in the US dropped dramatically and there were a number of bankruptcies within the carrier sector. This supply chain volatility has led large and small freight brokers to, among other tactics, pivot toward more abundant and secure sources of freight capacity that is available on digital marketplaces and facilitated by software portals and platforms. Fr8Tech believes the supply chain will continue to evolve into more automated and digitalized platforms. As it does, Fr8Tech believes digital brokers, like Fr8App, will play an integral role in easing capacity constraints, opening up new lanes, and providing a benchmarking tool for shippers.

Underlying economic activity in North America, or United States, Mexico and Canada (USMCA), continues to support robust trade across the region. Of note, the US imported more goods from Mexico than any other country in 2023; a trend that continued in 2024. Partly in response to the pandemic-induced supply chain disruptions noted above, and also due to growing demand, demographic shifts and changes in trade policies, many multinational corporations have already moved production and distribution facilities closer to end markets in North America. This on-shoring / near-shoring phenomena is in full swing and is expected to continue for years to come. Additionally, trucking accounts for more than 80% of the value of surface trade between the US and Mexico. While, trucking capacity is available across the USMCA, there continues to be points of strain within the markets. For example, cross-border contract carriers can still only go to certain pre-specified locations, and companies continue to need to determine where specific available freight capacity is and how much it costs. Fr8App believes that these conditions create strong demand for over-the-road (OTR) carrier services, and also a market opportunity for full-service digital brokers to solve complex issues through innovative, technology-based solutions to cross-border and consequently, intra-country commerce.

Results of Operations

Comparison of the Six Months Ended June 30, 2024, and June 30, 2023

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In US$’000’s)

	Six Months Ended June 30,			Variance
	2024	2023		Amount	%
Net revenue	$8,126	7,619		$507	6.7%
Cost of revenue (exclusive of depreciation and amortization
shown separately below)	7,170	6,937	233	3.4%
Compensation and employee benefits	2,818	2,842	(24)	(0.8)%
General and administrative	1,672	1,084	588	54.2%
Sales and marketing	34	39	(5)	(12.8)%
Depreciation and amortization	220	192		28	14.6%
Operating loss	(3,788)	(3,475)		(313)	9.0%
Change in fair value of financial instruments	22	132	(110)	(83.3)%
Other financial expenses	(405)	(847)	442	(52.2)%
Loss before income taxes	(4,171)	(4,190)		19	(0.5)%
Income tax expense	40	33		7	21.2%
Net loss	(4,211)	(4,223)	12	(0.3)%
Foreign translation adjustment	(415)	192		(607)	(316.1)%
Comprehensive loss	(4,626)	(4,031)		(595)	14.8%

Revenues

Fr8Tech’s revenues rose to $8,126 for the six months ended June 30, 2024 from $7,619 for the six months ended June 30, 2023, an increase of $507 or 6.7% on a period-over-period basis. The increase in revenues relative to prior year results was attributable to an increase in Fr8Fleet dedicated services, which increased 135% on higher volumes, partially offset by a 24% decrease in spot services in US domestic and cross-border markets. The decrease in cross-border loads came primarily from lower volumes on key accounts, including traditional freight brokers and other low margin customers. Additionally, US domestic load rates decreased approximately 6% versus prior year rates, further impacting the Company’s spot market revenue.

Cost of Revenue

Cost of revenue consists of carrier charges incurred for services to transport our customers’ cargo from points of origin to destinations. It is primarily comprised of rates agreed upon prior to shipments, and to a lesser extent, accessorial charges for unanticipated additional costs sustained to complete specific shipments. Similar to the pattern seen in revenues, Fr8Tech’s cost of revenue rose to $7,170 for the six months ended June 30, 2024 from $6,937 for the six months ended June 30, 2023, an increase of $233 and 3.4% on a period-over-period basis. This period-over-period increase in the six months ended June 30, 2024 moves in similar fashion and magnitude with our revenue, with some differences due to varying margins in the traffic and in the traffic mix itself from quarter -to-quarter and year-to-year. While diesel fuel prices decreased from their peak of $5.75/gallon back in June 2022 to $3.80/gallon in June 2023 and largely remained between $3.80/gallon and $4.00/gallon over the first six months of 2024, US domestic freight margins have remained tight in 2024 as a result of lower year-over-year volumes, suppressed rates, and higher costs related to labor, insurance, and security. Gross margin percentage increased from 9.0% in the first six months of 2023 to 11.8% in first six months of 2024 primarily due to management efforts to focus on higher margin customers and carriers.

Compensation and Employee Benefits

Fr8Tech’s compensation and employee benefits expenses were $2,818 for the six months ended June 30, 2024 compared to $2,842 for the six months ended June 30, 2023, which was a $24 or 0.8% decrease on a period-over-period basis. The decrease was primarily due to employee mix and lower commissions expense in first six months of 2024 vs the prior year, partially offset by higher headcount and an appreciation of the Mexican peso. A majority of our payroll is denominated in Mexican pesos, and during the first six months of 2024, the Mexican peso appreciated by approximately 6% when compared to the corresponding six months in 2023 based on an average rate over the period. Fr8Tech anticipates that its compensation and employee benefits expenses will remain relatively flat in the near term.

General and Administrative

General and administrative expenses were $1,672 for the six months ended June 30, 2024 compared to $1,084 for the six months ended June 30, 2023, which was an increase of $588 or a 54.2% increase. The increase in general and administrative expenses for the six months ended June 30, 2024 was primarily due to foreign exchange variances between the US dollar and Mexican peso, as well as higher professional fees for audits, accounting, and legal services related to our 2023 audit and capital raising. The Mexican peso was relatively strong in June 2023 compared to periods prior, which resulted in gains on Mexico-based operating accounts. This trend subsequently reversed, to an extent, by June 2024, impacting the year-over-year comparison for our general and administrative expenses.

Sales and Marketing

Sales and marketing expenses were $34 for the six months ended June 30, 2024 compared to $39 for the six months ended June 30, 2023, which was a decrease of $5 or a 12.8%. The decrease in third-party sales and marketing is primarily due to more customer-focused promotional efforts requiring less reliance on third party service providers. Our internal sales and marketing teams have continued our design and branding efforts, being more targeted at specific shippers and carriers and addressing more closely the Company’s existing market segments where we offer higher levels of value-added services and support to our clients.

Depreciation and Amortization

Depreciation and amortization expense represents the amortization of previously capitalized software development costs, as appropriate, and depreciation expenses related to Fr8Tech’s fixed assets. This expense increased to $220 for the six months ended June 30, 2024, from $192 for the six months ended June 30, 2023, an increase of $28 or 14.6% on a period-over-period basis. This expense pattern is consistent with the levels of investment in Fr8Tech’s software and its fixed assets over the time periods compared.

Other financial expenses

Other financial expenses represent interest expense incurred on Fr8Tech’s debt facilities over the course of the period, transaction costs related to the convertible notes and costs related to issuance of warrant as part of convertible notes conversion. This expense decreased to $405 for the six months ended June 30, 2024, from $847 for the six months ended June 30, 2023, a decrease of $442 or 52% on a period-over-period basis During the six months ended June 30, 2024, Fr8Tech incurred net interest expense of $404, as compared to $425 in the six months ended June 30, 2023. Interest expense on the convertible note outstanding decreased to $49 for the first six months in 2024 from $295 for the first six months in 2023 as the average balance decreased to $0.2 million for the six months ended June 30, 2024, from $3.6 million during the six months ended June 30, 2023. The interest expense on the short-term borrowing during the six months ended June 30, 2024 increased to $358 as compared to $133 in the six months ended June 30, 2023, due to an increase in the short-term borrowings to approximately $4.5 million during the six months ended June 30, 2024, up from approximately $1.9 million during the prior period. During the six-month period ended June 30, 2023 other financial expenses also included expensing the fair value of warrants issued as part of the convertible note conversion and transaction costs, in the total amount of $422.

Change in fair value of financial instruments

The gain from the change in fair value of convertible notes payable amounted to $22 for the six months ended June 30, 2024 and $132 for the six months ended June 30, 2023. The Company has elected the fair value option to account for its convertible notes due to certain embedded features within the notes. The Company recognizes the convertible notes at fair value with changes in fair value recognized in the condensed consolidated statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the convertible promissory notes were expensed as incurred and not deferred.

Net Loss

Fr8Tech’s net loss for the six months ended June 30, 2024 decreased to $4,211 from $4,223 for the six months ended June 30, 2023 or by 12 or 0.3% on a period-over-period basis, as a result of the items described above.

Liquidity and Capital Resources

Since inception, the Company has met its cash needs through proceeds from issuing convertible notes, loans, and issuance of shares. As of and for the six months ended June 30, 2024, the Company has an accumulated deficit of $43.5 million, negative shareholders’ equity of $0.03 million, a negative working capital of $0.8 million, short-term debt of $5.6 million and $0.5 million of unrestricted cash on hand. For the six months ended June 30, 2024 and 2023, the Company has reported operating losses and negative cash flows from operations. The Company met its cash needs through a combination of borrowing against a revolving credit facility, promissory notes, and sales of equity. The Company’s cash requirements are generally for operating activities.

The Company currently projects that it will need to draw additional funds on its existing facilities and additional capital to fund its current operations and capital investment requirements until the Company scales to a revenue level that permits cash self-sufficiency. As a result, the Company may need to raise additional capital or secure debt funding to support on-going operations until such time. This projection is based on the Company’s current expectations regarding revenues, expenditures, cash burn rate and other operating assumptions. The sources of this capital are anticipated to be from drawing on existing facilities, and/or the sale of equity, any of which may not be achievable on favorable terms, or at all. Additionally, any debt or equity transactions may cause significant dilution to existing stockholders.

If the Company is unable to raise additional capital moving forward, its ability to operate in the normal course and continue to invest in its product portfolio may be materially and adversely impacted and the Company may be forced to scale back operations or divest some or all of its assets.

As a result of the above, in connection with the Company’s assessment of going concern, management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern twelve months from the date of the issuance of the condensed consolidated financial statements. The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

Cash flows

Comparison of the Six Months Ended June 30, 2024 and June 30, 2023

The following table summarizes our sources and uses of cash for the six months ended June 30, 2024, and June 30, 2023

	Six Months Ended
	June 30,
($’000’s)	2024	2023
Net cash used in operating activities	(4,857)	(1,608)
Net cash used in investing activities	(174)	(182)
Net cash provided by financing activities	3,924	2,879
Net (decrease)/increase in cash and cash equivalents	(1,107)	1,089
Net effect of exchange rates on cash	8	(264)

Cash flows used in Operating Activities

Net cash used in operating activities represent the cash receipts and disbursements related to our activities other than investing and financing activities. We expect cash used in operating activities to be our primary use of funds for the foreseeable future as the Company continues to fund its growing operations.

Net cash flows used in operating activities is derived by adjusting our net loss for:

●	non-cash operating items such as depreciation and amortization, stock-based compensation and other non-cash income or expenses.

●	changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in results of operations as well as any changes in fair value of financial instruments.

For the six months ended June 30, 2024, net cash used in operating activities was $4,857 and consisted of a net loss of $4,211 adjusted for non-cash charges totaling $1,228, change in convertible note fair value of $23, and net changes in our net operating assets and liabilities amounting to $1,851. The non-cash charges primarily consisted of $515 for share-based compensation costs, $492 for accrued interest expense and $220 for depreciation and amortization. The negative change in our net operating assets and liabilities was primarily due to increases in accounts receivable of $887 and prepaid and other assets of $17, and a decrease in accounts payable and accrued expenses of $1,268, partially offset by a decrease in unbilled receivables of $281 and an increase in income tax payable of $40. The changes in our accounts receivable and accounts payable balances are primarily the result of timing of collections from certain corporate clients and the timing of payments to our carriers, as well as an overall increase in business activities.

For the six months ended June 30, 2023, net cash used in operating activities was $1,608 and consisted of a net loss of $4,224 adjusted for non-cash charges totaling $1,026, negative changes in convertible note fair value of $132, a warrant inducement for $82 and net changes in our net operating assets and liabilities amounting to $1,639. The non-cash charges primarily consisted of $549 for share-based compensation costs, $284 for accrued interest expense and $192 for depreciation and amortization. The positive change in our net operating assets and liabilities was primarily due to decreases in accounts receivable and unbilled receivables of $1,748 and prepaid and other assets of $257, offset by an increase in accounts payable and accrued expenses of $410, partially offset by increase in income tax payable of $33 and a decrease in security deposits of $11. The changes in our accounts payable and accounts receivable balances were primarily the result of the Company’s overall decrease in business activities relative to earlier periods.

Cash flows used in Investing Activities

For the six months ended June 30, 2024, net cash used in investing activities was $174. The cash flow used was driven by investment in software development and purchases of equipment.

For the six months ended June 30, 2023, net cash used in investing activities was $182. The cash flow used was driven by investment in software development and purchases of equipment.

Cash flows provided by Financing Activities

For the six months ended June 30, 2024, net cash provided by financing activities was $3,924 which was driven by proceeds from equity sales of $1,464, net drawdown of $1,697 from our borrowing facility, proceeds from promissory notes of $873, and partially offset by insurance premium funding of $100 and costs relating to the reverse split of $10.

For the six months ended June 30, 2023, net cash provided by financing activities was $2,879 which was driven by proceeds from convertible notes of $4,800, partially offset by a net repayment on borrowing facilities for $1,726, repayment of insurance premium funding for $153 and transaction costs related to issuance costs from conversion of preferred shares to ordinary shares of $42.

Subsequent Events

See Note 16 in the accompanied condensed consolidated financial statements.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30, 2024 (Unaudited)	As of December 31, 2023

ASSETS
Current assets
Cash and cash equivalents	$460,576	$1,560,105
Accounts receivable, net allowance for credit losses	5,866,972	5,360,493
Unbilled receivables	637,566	961,747
VAT receivable	841,274	857,071
Prepaid expenses and other current assets	461,851	413,673
Total current assets	8,268,239	9,153,089

Non-current assets
Property and equipment, net	12,404	18,239
Intangible assets, net	5,952	6,359
Other long-term asset	53,729	80,674
Capitalized software, net	684,195	771,133
Security deposits	7,818	7,818
Total assets	$9,032,337	$10,037,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$4,517,088	$2,819,620
Accounts payable	1,531,233	1,875,727
Accrued expenses	1,525,355	2,239,171
Note payable	875,000	-
Convertible notes payable	219,840	-
Income tax payable	260,559	220,180
Insurance financing payable	135,618	13,191
Total current liabilities	9,064,693	7,167,889

Convertible notes payable	-	242,442

Total liabilities	9,064,693	7,410,331

STOCKHOLDERS’ EQUITY

Series A preferred stock, $.0001 par value, shares authorized (*); 1,815,438 and 162,732,288 issued and outstanding at June 30, 2024 and December 31, 2023, respectively	182	16,274
Series B preferred stock, $.0001 par value, 21,000,000 shares authorized; 1,262,074 issued and outstanding at June 30, 2024 and December 31, 2023	126	126
Series seed preferred stock, $.0001 par value, 25,000 shares authorized; 7,020 issued and outstanding at June 30, 2024 and December 31, 2023	-	-
Ordinary shares, no par value, unlimited shares authorized, 593,688 and 87,677 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively (**)	3,882,957	2,411,118
Additional paid in capital	39,534,348	39,023,126
Accumulated deficit	(43,526,557)	(39,315,551)
Accumulated other comprehensive loss	76,588	491,888
Total stockholders’ equity	(32,356)	2,626,981
Total liabilities and stockholders’ equity	$9,032,337	$10,037,312

(*) List of authorized shares for Series A preferred

a.	Series A1A preferred shares: 10,000,000 authorized shares

b.	Series A2 preferred shares: 3,000,000 authorized shares

c.	Series A4 preferred shares: unlimited authorized shares

(**) The number of ordinary shares as of December 31, 2023 and June 30, 2024 have been updated to reflect the one to twenty-five reverse as approved by the Board of Directors on September 12, 2024 and effective as of September 25, 2024.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023

Revenue	$8,125,602	$7,619,322

Cost and Expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	7,170,071	6,936,855
Compensation and employee benefits	2,817,736	2,841,842
General and administrative	1,671,927	1,084,360
Sales and marketing	34,319	39,331
Depreciation and amortization	220,246	192,484
Total cost and expenses	11,914,299	11,094,872
Operating Loss	(3,788,697)	(3,475,550)

Other Income and (Expenses)
Change in fair value of financial instruments	22,602	131,738
Interest expense, net	(404,532)	(846,624)
Total Other Income and (Expenses)	(381,930)	(714,886)

Loss Before Income Tax Expenses	(4,170,627)	(4,190,436)

Income tax expenses	40,379	33,371

Net loss	$(4,211,006)	$(4,233,807)
Other comprehensive loss
Foreign currency translation	(415,300)	191,886
Comprehensive loss	$(4,626,306)	$(4,031,921)
Net loss per share attributable to common stockholders, basic and diluted (*)	$(15.94)	$(158.98)
Weighted average number of common shares basic and diluted (*)	264,225	26,568

(*) Reflects the reverse split of one to ten as approved by the Board of Directors of Freight Technologies, Inc. on January 28, 2024, effective as of February 5, 2024 and the reverse split of one to twenty-five as approved by the Board of Directors of Freight Technologies, Inc. on September 12, 2024, effective as of September 25, 2024.

The accompanying notes are an integral part of these condensed consolidated financial statements.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)

			Preferred Stock				Ordinary Shares (*)				Accumulated Other	Total
	Series A		Series B		Series Seed		Ordinary		Additional Paid-In	Accumulated	Comprehensive Income	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss)	Equity
Balance, January 1, 2023	6,934,828	$694	7,507,845	$751	7,020	$-	1,646,883	$181,157	$32,897,834	$(29,987,945)	$38,971	$3,131,462
Issuance of Series A4 preferred shares for note conversion	54,626,812	5,463	-	-	-	-	-	-	(5,463)	-	-	-
Issuance of ordinary shares from conversion of preferred stock	(2,934,168)	(293)	(6,245,771)	(625)	-	-	3,424,986	376,748	(417,330)	-	-	(41,500)
Issuance of ordinary shares from exercise of warrants	-	-	-	-	-	-	547,758	60,253	(60,253)	-	-	-
Issuance of ordinary shares upon vesting of restricted stock awards	-	-	-	-	-	-	846	92	(92)	-	-	-
Share-based compensation	-	-	-	-	-		-	-	549,371	-	-	549,371
Issuance of warrants	-	-	-		-		-	-	3,427,859	-	-	3,427,859
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	191,886	191,886
Net loss	-	-	-	-	-	-	-	-	-	(4,223,808)	-	(4,223,808)
Balance, June 30, 2023	58,627,472	$5,864	1,262,074	$126	7,020	-	5,620,473	$618,250	$36,391,926	(34,211,753)	$230,857	$3,035,270

			Preferred Stock				Ordinary Shares (*)				Accumulated Other	Total
	Series A		Series B		Series Seed		Ordinary		Additional Paid-In	Accumulated	Comprehensive Income	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss)	Equity
Balance, January 1, 2024	162,732,288	$16,274	1,262,074	$126	7,020	$-	87,677	$2,411,118	$39,023,126	$(39,315,551)	$491,888	$2,626,981
Issuance of ordinary share from conversion of Series A4 preferred stock	(160,916,850)	(16,092)	-	-	-	-	96,550	-	16,092	-	-	-
Issuance of ordinary shares from exercise of ordinary warrants	-	-	-	-	-	-	270,995	-	-	-	-
Issuance of ordinary shares, net ordinary shares upon vesting of restricted stock awards	-	-	-	-	-	-	138,466	1,471,839	(18,250)	-	-	1,453,589
Share-based compensation									515,380			515,380
Transaction cost related to note payable									(2,000)			(2,000)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	(415,300)	(415,300)
Net loss	-	-	-	-	-	-	-	-	-	(4,211,006)	-	(4,211,006)
Balance, June 30, 2024	1,815,438	$182	1,262,074	$126	7,020	-	593,688	$3,882,957	$39,534,348	$(43,526,557)	$76,588	$(32,356)

(*) Reflects reverse split of one to ten as approved by the Board of Directors of Freight Technologies, Inc on January 26, 2024, effective as of February 5, 2024 and the reverse split of one to twenty-five as approved by the Board of Directors of Freight Technologies, Inc. on September 12, 2024, effective as of September 25, 2024.

The accompanying notes are an integral part of these condensed consolidated financial statements.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(4,211,006)	$(4,223,808)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	220,246	192,484
Share-based compensation	515,380	549,371
Non-cash interest	491,976	284,256
Change in fair market value of convertible note	(22,602)	(131,738)
Conversion inducement expense	-	81,839
Changes in operating assets and liabilities:
Accounts receivable	(887,494)	1,304,643
Unbilled receivables	280,617	443,097
VAT receivable	(49,977)	(48,808)
Prepaid expense and other assets	195,723	160,660
Security deposits	-	11,106
Accounts payable	(292,155)	(190,921)
Accrued expenses	(1,138,213)	6,151
Related party payable	-	(79,805)
Income tax payable	40,379	33,371
Net cash used in operating activities	(4,857,126)	(1,608,102)

Cash flows from investing activities:
Capitalization of software development costs	(171,997)	(64,431)
Purchase of property and equipment	(1,882)	(117,267)
Net cash used in investing activities	(173,879)	(181,698)

Cash flows from financing activities:
Proceeds from convertible notes	-	4,800,000
Proceeds from notes payable, net of debt issuance costs	873,000	-
Repayment of insurance financing payable	(100,464)	(153,455)
Repayment of short-term borrowings	(8,150,791)	(10,342,407)
Proceeds from short-term borrowings	9,848,259	8,615,881
Proceeds from issuance of ordinary shares	1,453,589	-
Payment for issuance costs	-	(41,500)
Net cash provided by financing activities	3,923,593	2,878,519

Net increase (decrease) in cash and cash equivalents	(1,107,412)	1,088,719

Effect of exchange rate changes on cash and cash equivalents	7,883	(264,006)

Cash, cash equivalents and restricted cash at beginning of the period	1,560,105	1,013,000
Cash, cash equivalents and restricted cash at end of the period	$460,576	$1,837,713

Supplemental disclosure of cash flow information
Cash paid for interest	$406,257	$427,707

Supplemental disclosure of non-cash activity
Financing of insurance premiums
	$222,891	$312,866
Conversion of preferred stock to ordinary shares	$-	$376,750

The accompanying notes are an integral part of these condensed consolidated financial statements.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Description of Business

Freight App, Inc. (“Fr8App”) (formerly known as “Freighthub, Inc.”), a Delaware corporation, was incorporated on October 26, 2015. On January 18, 2019, Freight App Mexico S.A De C.V. (“Fr8App Mexico”) (formerly known as “Freight Hub Mexico S.A. De C.V.”), a wholly owned subsidiary of Fr8App, was formed. On July 29, 2021, both companies filed their name change to Fr8App and Fr8App Mexico.

On October 10, 2020, Fr8App entered into an agreement and plan of merger with Hudson Capital, Inc. (“Hudson Capital”), as amended on May 18, 2021. On December 13, 2021, the October 10, 2020 agreement and plan of merger was terminated and Fr8App entered into a new merger agreement (“Merger”) with Hudson Capital and ATW Master Fund II, L.P., as the representative of the stockholders of Fr8App by which Hudson Capital acquires all the issued and outstanding securities of the Fr8App and assumes Fr8App as its direct, wholly–owned subsidiary. The Merger closed on February 14, 2022. Following the Merger, Hudson Capital continued as a British Virgin Islands (“BVI”) business company and on May 26, 2022 changed its name to Freight Technologies Inc. (“Fr8Tech”), and its ticker symbol to “FRGT”.

Fr8App continues as a corporation incorporated in the State of Delaware. Fr8Tech, along with its wholly owned subsidiaries, are hereinafter referred to as the “Company”. Fr8Tech is a technology company offering a diverse portfolio of proprietary platform solutions powered by AI and machine learning to optimize and automate the supply chain process within the USMCA region.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 – LIQUIDITY AND GOING CONCERN

Since inception, the Company has met its cash requirements, which are generally for operating activities, through proceeds from issuing convertible notes, loans, private placement offerings and issuance of shares. As shown in the accompanying condensed consolidated financial statements as of and for the six months ended June 30, 2024, the Company has an accumulated deficit of $43.5 million, a shareholders’ equity of negative $0.03 million, working capital of negative $0.8 million, short-term debt of $5.6 million and $0.5 million of unrestricted cash on hand. For the six months ended June 30, 2024, and for the years ended December 31, 2023 and 2022, the Company has reported operating losses and negative cash flows from operations.

The Company currently projects that it will need to draw additional funds on its existing facilities and need additional capital to fund its current operations and capital investment requirements until the Company scales to a revenue level that permits cash self-sufficiency. As a result, the Company may need to raise additional capital or secure debt funding to support on-going operations until such time. This projection is based on the Company’s current expectations regarding revenues, expenditures, cash burn rate and other operating assumptions. The sources of this capital are anticipated to be from drawing on existing facilities, and/or the sale of equity, any of which may not be achievable on favorable terms, or at all. Additionally, any debt or equity transactions may cause significant dilution to existing stockholders.

If the Company is unable to raise additional capital moving forward, its ability to operate in the normal course and continue to invest in its product portfolio may be materially and adversely impacted and the Company may be forced to scale back operations or divest some or all of its assets.

As a result of the above, the accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis as conditions raises substantial doubt about the ability of the entity to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the disclosures required under U.S. GAAP in the annual consolidated financial statements, and should be read in conjunction with our audited annual financial statements for the year ended December 31, 2023, which are included in our annual report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on May 9, 2024. The financial statements have been prepared on a going concern basis, and in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the financial position as of June 30, 2024 and the results of operations and cash flows for the interim periods ended June 30, 2024 and 2023, have been included.

The unaudited condensed consolidated financial statements represent the consolidation of the Company and its subsidiary in conformity with U.S. GAAP. All intercompany transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current period presentation. The reclassifications have no effect on the net loss or stockholders’ equity.

Use of Estimates

The preparation of these unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, allowance for credit losses, valuation of share-based compensation and warrants, useful lives of internally developed software and property and equipment, fair value of convertible notes, impairment of long lived assets, income tax accruals, the valuation allowance for deferred income taxes, and contingent liabilities.

The Company bases these estimates on historical and anticipated results, trends, and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

Cash consists of funds held in bank accounts. Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less at the time of purchase and generally include money market accounts.

Concentrations of Credit Risk

The Company maintains cash accounts with various financial institutions. At times, balances in these accounts may exceed federally insured limits. Accounts at each institution within the United States (“US”) are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Additionally, a portion of the Company’s cash is deposited in non-US accounts. The funds are held with financial institutions that offer deposit insurance and bear specific country and regional risks. The amounts over the insured limits as of June 30, 2024 and December 31, 2023 were $101,226 and $1,188,813, respectively. No losses have been incurred to date on any deposit balances.

The financial assets that potentially subject the Company to concentration of credit risk is accounts receivable and unbilled receivables. At June 30, 2024, one customer accounted for 79% of the Company’s accounts receivable. At December 31, 2023, one customer accounted for 66% of the Company’s accounts receivable.

With respect to geographical concentration, as of June 30, 2024, 83% of accounts receivable were held by our Mexican entity and 17% by our US entity. As of December 31, 2023, 76% of accounts receivable were held by our Mexican entity and 24% by our US entity.

For the six months ended June 30, 2024, one customer accounted for 46% of the Company’s revenues. For the six months ended June 30, 2023, one customer accounted for 30% of the Company’s revenues.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are recorded at the net realizable value. The allowance for credit losses is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company also considers reasonable and supportable forecasts of future economic conditions and their expected impact on customer collections in determining the allowance for credit losses. The Company determines expected credit losses based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns, and our expectations of changes in macro-economic conditions, that may impact the collectability of outstanding receivables. Balances are considered past due based on invoiced terms. Account balances are written off against the allowance when they are determined to be uncollectible based on management’s assessment of individual accounts. As of June 30, 2024 and December 31, 2023, the allowance for credit losses was $281,937 and $282,058, respectively. No additional account receivable balances were written off and additional allowance for credit losses were incurred in the six-month period ending June 30, 2024.

Unbilled Receivables

Unbilled receivables, which are reflected separately on the accompanying consolidated balance sheets, include unbilled amounts for services rendered in the respective period but not yet billed to the customer until a future date, which typically occurs within one month. As of June 30, 2024 and December 31, 2023, unbilled receivables were $637,566 and $961,747, respectively . The schedule below shows the amounts of unbilled receivables recognized and invoiced to customers during the period.

Unbilled Receivables Rollforward
Unbilled receivables balance at December 31, 2023	961,747
Unbilled receivables recognized during the period	3,343,913
Unbilled receivables invoiced during the period	(3,568,458)
Impact of foreign currency exchange during the period	(42,408)
Other adjustments to unbilled receivables during the period	(57,228)
Unbilled receivables balance at June 30, 2024	637,566

Long-Lived Assets

The Company reviews its long-lived assets, which includes capitalized software, computer equipment, furniture and fixtures, and certain intangible assets, for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amounts of the Company’s long-lived assets have been made for the six months ended June 30, 2024.

Capitalized Software, Net

The Company capitalizes certain costs related to internally developed system projects that are utilized to provide its services to customers. These system projects generally relate to software of the Company that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, the Company capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements that result in additional functionality are capitalized, whereas, costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project-by- project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three years. Amortization commences when the software is available for its intended use.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

The financial statements of the Company’s subsidiary operating in Mexico are prepared to conform to U.S. GAAP and translated into U.S. Dollars by applying a current exchange rate. The local currency has been determined to be the functional currency. Assets and liabilities of non-U.S. operations are translated at period-end exchange rates. Items appearing in the consolidated statements of operations are translated using average exchange rates during each period. Translation gains and losses are reported in accumulated other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Foreign Operations

Operations outside the United States include a wholly-owned subsidiary in Mexico. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange.

Revenue  Recognition

The Company’s revenues are accounted for under FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The Company generates revenues primarily from shipments executed by the Company’s freight transportation brokerage services or dedicated capacity to shippers through the Company’s freight marketplace. The Company acts as a principal in fulfilling demand for freight services with carrier capacity.

Freight Transportation Brokerage Services

The Company’s freight transportation brokerage services include Fr8App Full Truckload (“FTL”), providing a single customer the use of an entire truckload, Fr8Now Less Than Truckload (“LTL), providing multiple customers the use of a partial truckload in each truck, and Waavely, providing ocean freight brokerage for container shipments to and from Mexican and US ports. Shippers contract with the Company to utilize the Company’s network of independent freight carriers to transport freight. Those shipments are the Company’s single performance obligations, arising under contracts the Company has entered into with customers that define the price for performance obligation and payment terms. The Company’s acceptance of the shipment request establishes enforceable rights and obligations for each contract. By accepting the shipper’s order, the Company has responsibility for transportation of the shipment from origin to destination. Under such contracts, revenue is recognized when performance obligations are satisfied, which generally represents the transit period from origin to destination by a third-party carrier which can vary based on origin and destination, or the capacity used. This is appropriate as the customer simultaneously receives and consumes the benefits as the Company performs its obligation. The Company determines revenue in-transit using the output method based on shipping milestones. Measure of revenue in-transit requires the application of judgment. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing services. Accessorial charges for fuel surcharge, loading and unloading, stop charges, and other immaterial charges are part of the consideration received for the single performance obligation of delivering shipments.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Dedicated Capacity Services

The Company provides customers with dedicated shipment capacity for a specific period of time under Fr8Fleet. The current arrangements under Fr8Fleet include an obligation to provide weekly shipping capacity. The Company’s performance obligation in this arrangement is to provide the shipping capacity and the transaction price is fixed. Under such contracts, revenue is recognized when performance obligations are satisfied, which generally represents when trucks are provided to the shipper over the term of the agreement. The Company utilizes the output method for revenue recognition based on direct measurements of the value transferred to the customer, which is the number of trucks provided to the customer per day. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing services.

Payment for the Company’s services is generally due within 30 to 45 days upon delivery of the shipment. Contracts entered into with customers do not contain material financing components. The Company’s contracts with customers typically have a duration of one year or less and do not require any significant start-up costs, and as such, costs incurred to obtain contracts associated with these contracts are expensed as incurred.

Through the Company’s freight brokerage services and dedicated capacity, the Company is responsible for identifying and directing independent freight carriers to transport the shipper’s goods. The transportation of the loads is outsourced to third-party carriers. The Company is a principal in these arrangements, and therefore records revenue associated with these contracts on a gross basis. The Company controls the service and has primary responsibility to meet the customer’s requirements. The Company invoices and collects from its customers, maintains discretion over pricing and is responsible for resolving customer claims.

Additionally, the Company is responsible for selection of third-party transportation providers to the extent used to satisfy customer freight requirements. At times, billing occurs subsequent to revenue recognition, resulting in an unbilled receivable which represents a contract asset. This contract asset is recorded as an unbilled receivable and presented on the consolidated balance sheets. The Company receives the unconditional right to bill when shipments are delivered to their destination.

A summary of the Company’s revenue by major service lines is as follows:

	Six Months Ended June 30,
	2024	2023
Freight Transportation Brokerage	4,675,171	6,152,222
Dedicated Capacity	3,450,431	1,467,100
Total Revenue	8,125,602	7,619,322

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to ordinary shareholders by the weighted average number of outstanding ordinary shares for the period, considering the effect of the securities series A and B preferred stock and series seed preferred stock. Diluted earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of ordinary shares and dilutive ordinary shares equivalents outstanding. During the periods when they are anti-dilutive, ordinary share equivalents including those from warrants and convertible notes, if any, are not considered in the computation.

At June 30, 2024 and June 30, 2023, anti-dilutive ordinary share equivalents are as follows:

	June 30, 2024	June 30, 2023
Ordinary Share Warrants	6,556,761	10,597
Convertible Notes	9,492	49,545
Series Seed Share Warrants	4,165	4,165
Preferred and Founder Share Warrants	453	453
Vested Employee Stock Options and RSUs, Net of Forfeitures	1,217	262
Total	6,571,894	65,022

Recently Issued Accounting Pronouncements

In March 2020, the FASB issued ASU 2020-04, “Reference rate reform (Topic 848): Facilitation of the effects of reference rate reform on financial reporting.” The ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform. The amendments apply only to contracts and hedging relationships that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform. The amendments are elective and are effective upon issuance. In December 2022, the FASB issued ASU 2022-06, “Reference rate reform (Topic 848): Deferral of the sunset date of Topic 848” which defers the expiration date for Topic 848 from December 31, 2022 until December 31, 2024. The Company is currently evaluating the potential impact of adopting this new accounting guidance, but does not expect the adoption of the standard to have a material impact on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to reportable Segment Disclosures (ASU 2023-07), which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and by extending the disclosure requirements to entities with a single reportable segment. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. ASU 2023-07 is to be applied retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. The Company is currently evaluating the potential impact of adopting this accounting standard update on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments require (i) enhanced disclosures in connection with an entity’s effective tax rate reconciliation and (ii) income taxes paid disaggregated by jurisdiction. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The amendments are effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact of adopting this accounting standard update on its consolidated financial statements and disclosures.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 4 – CAPITALIZED SOFTWARE

Capitalized software consists of the following at:

	June 30, 2024 (Unaudited)	December 31, 2023
Capitalized software	$3,692,287	$3,594,249
Accumulated amortization	(3,008,092)	(2,823,116)
Capitalized software, net	$684,195	$771,133

Amortization expense for the six months ended June 30, 2024 was $212,306 and $183,307 for the six months ended June 30, 2023, respectively.

Estimated amortization for capitalized software for future periods is as follows:

Year Ended December 31,
2024 (July 1 – December 31)	$187,101
2025	358,741
2026	108,892
2027	29,461
Total	$684,195

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	June 30, 2024 (Unaudited)	December 31, 2023
Equipment	$95,583	$96,523
Furniture and fixtures	9,517	9,517
Total cost	105,100	106,040
Accumulated depreciation	(92,696)	(87,801)
Property and equipment, net	$12,404	$18,239

Depreciation expense for the six months ended June 30, 2024 was $7,533 and $9,178 for the six months ended June 30, 2023, respectively.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consist of the following at:

	June 30, 2024 (Unaudited)	December 31, 2023
Accrued freight costs	$673,638	$1,057,374
Accrued payroll	332,135	716,278
Accrued interest on convertible and promissory notes	491,976	449,146
Accrued professional services	24,079	1,006
Other accrued liabilities	3,527	15,367
Total accrued expenses	$1,525,355	$2,239,171

NOTE 7 – SHARE-BASED COMPENSATION

The Company has an Equity Incentive Plan (the “Plan”) under which the Company may grant restricted stock awards and stock options for up to 150,000 ordinary shares. Both incentive stock options and non-qualified stock options expire ten years from the date of the grant or 90 days after the termination of employment of the grantee.

Stock Options

No options or share awards were granted during the six months ended June 30, 2024.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7 – SHARE-BASED COMPENSATION (CONTINUED)

Stock Options

The following table summarizes stock option activity:

			Weighted Average
	Number of	Weighted Average	Remaining Contractual	Aggregate Intrinsic
	Options	Exercise Price	Term	Value
Balance at January 1, 2023	1,566	$4,505.53
Granted	1,499	455.86
Forfeited/Expired	(55)	4,797.05
Exercised	-
Balance at December 31, 2023	3,010	2,482.84	8.71	-
Granted	-
Forfeited/Expired	(193)	3,485.14
Exercised	-	-
Balance at June 30, 2024	2,817	2,413.84	8.39	$-
Exercisable at June 30, 2024	1,217	$4,513.98	8.05	$-

The following table summarizes the Company’s non-vested stock options.

	Non-vested Options	Weighted-Average Grant Date Fair
	Outstanding	Value
At January 1, 2023	1,301	$2,574.83
Options granted	1,499	309.28
Options forfeited/cancelled	(16)	85.43
Options vested	(466)	2,474.57
At December 31, 2023	2,318	1,133.36
Options granted	-	-
Options forfeited/cancelled	(114)	930.85
Options vested	(604)	858.52
At June 30, 2024	1,600	$1,161.89

For the six months ended June 30, 2024 and June 30, 2023, the Company recognized $511,619 and $537,670 of stock compensation expense relating to stock options, respectively. As of June 30, 2024, there was $1,960,726 of unrecognized stock compensation expense related to non-vested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of approximately four years.

Restricted Stock Awards

From time-to-time the Company issues time-based restricted stock awards (“RSAs”) under the Plan. The fair value of the nonvested shares are measured at the market price of a share on the date of grant and will be recognized as share-based compensation expense over the requisite service period. Grants vest over a period ranging from one to four years based on continued employment or service. The ordinary shares underlying the RSAs are not considered issued and outstanding until vested.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7 – SHARE-BASED COMPENSATION (CONTINUED)

The following table summarizes the restricted stock awards activity:

	Restricted Stock Awards	Weighted-Average Grant Date Fair Value Per Share
Outstanding at January 1, 2023	12	$3,468.54
Granted	80	443.90
Forfeited	(1)	1.93
Exercised	-	-
Vested	(86)	704.77
Outstanding at December 31, 2023	5	3,468.54
Granted		-
Forfeited	(4)	1,161.51
Exercised	-	-
Vested	(1)	3,468.54
Outstanding at June 30, 2024	-	$-

For the six month ended June 30, 2024 and June 30, 2023, the Company recognized $3,760 and $11,700 of stock compensation expense relating to RSAs, respectively.

NOTE 8 – SHORT-TERM BORROWINGS AND NOTES PAYABLE

Short-Term Borrowings

On March 7, 2019, the Company entered into a short-term promissory note (“2019 Note”) with a lender (the “2019 Note Lender”) which provides the Company a revolving line of credit. On July 12, 2022, the note was amended to increase the maximum principal amount that could be advanced withdrawn under the line of credit to $5,000,000. On May 24, 2024, the note was amended to temporarily increase the maximum principal amount that could be advanced withdrawn under the line of credit to $5,250,000 until June 30, 2024. On June 30, 2024, the borrowing balance was $4,443,944.

The borrowing base of the revolving line of credit is limited to stated percentages for different categories of eligible accounts receivable. Under the revolving line of credit, if the aggregate principal amount of the outstanding advances exceeds the applicable borrowing base, the Company must repay the lender an amount equal to the difference between the outstanding principal balance of the revolving line of credit and the borrowing base. The note requires monthly payments of interest. Interest accrues on the outstanding principal at a rate equal to Prime Rate as set out in the Wall Street Journal from time to time with a floor of 5.25% per annum. The interest rate as of June 30, 2024 was 8.50%. The 2019 Note matures on January 31, 2025.

The Company incurred interest expense related to the revolving line in the amount of $357,599 and $133,038 for the six months ended June 30, 2024 and June 30, 2023, respectively.

Notes Payable

On March 11, 2024, the Company entered into a Term Note Purchase Agreement with Freight Opportunities LLC to secure a term loan of $750,000. This loan is for a duration of one year and accrues interest at a rate of 8% per annum, which is reset daily.

On June 4, 2024, the Company executed another Term Note Purchase Agreement with Freight Opportunities LLC, resulting in an additional term loan of $125,000. This loan also has a one-year term and accrues interest at the same rate of 8% per annum, which is reset daily.

The Company has the option to prepay the term loans, in whole or in part, without incurring any penalties. Any prepayments made will include all interest accrued on the prepaid portion up to the date of prepayment.

The Company incurred interest expense related to the term note purchase agreements in the amount of $18,247 for the six months ended June 30, 2024.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 9 – FAIR VALUE MEASUREMENT

Assets and liabilities recognized or disclosed at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their respective fair values.

The Company’s financial instruments that were measured at fair value on a recurring basis for recognition or disclosure purposes as of June 30, 2024 by level within the fair value hierarchy. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.

The three levels of the fair value hierarchy are described below:

Level 1— Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2— Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3— Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

	As of June 30, 2024
	Level 1	Level 2	Level 3
Liabilities:
Convertible note	$-	$-	$219,840
Total financial liabilities	$-	$-	$219,840

The following is a rollforward of balances for the convertible note for the six-month period ended June 30, 2024

Fair value at December 31, 2023	242,442
Change in fair value	(22,602)
Fair value at June 30, 2024	219,840

The convertible note fair value is measured using a binomial lattice model utilizing observable inputs (e.g. the Company’s stock price) and unobservable inputs (e.g. the expected volatility and instrument specific borrowing rate) that cause the valuation measurements to be classified as Level 3. The following assumptions were used within the model:

Risk-free interest rate	3.84%-4.38%
Remaining contractual term (years)	5-4.5
Expected volatility	65%-63%
Annual dividend yield	0.00%
Fair value of common stock (per share)	$85-$8.5
Borrowing rate	14.5%

NOTE 10 – CONVERTIBLE DEBT

The Company elected to apply the fair value option to the outstanding 2023 Convertible Note. As such, the 2023 Convertible Note was recognized at fair value with changes in fair value recognized in the consolidated statements of operations and comprehensive loss. For the six-month period ended June 30, 2024, the Company recognized a change in fair value of the convertible notes of $22,602 in the accompanying statements of operations and comprehensive loss.

The Company recorded interest expense pursuant to the stated interest rates on the Note in the amount of $24,583 for the six months ended June 30, 2024.

At June 30, 2024, that amount is included in accrued interest within accrued expenses on the accompanying consolidated balance sheets.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 11 – SEGMENT AND GEOGRAPHIC INFORMATION

Geographic long-lived asset information presented below is based on the physical location of the assets at the end of year. Long-lived assets including intangible assets, capitalized software, property and equipment and security deposits, by geographic region, are as follows at:

	June 30, 2024	December 31, 2023
United States	$119,348	$156,411
Mexico	591,021	647,138
Total long-lived assets	$710,369	$803,549

The following table summarizes the Company’s total revenue by geographic area based on the billing address of the customers:

	Six Month Ended June 30,
	2024	2023
United States	$3,082,170	$4,695,387
Mexico	5,043,432	2,923,935
Total revenue	$8,125,602	$7,619,322

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 12 – WARRANTS

The table below summarizes the Company’s warrant activities for the first six months of 2024:

	Number of Ordinary	Number of Series	Number of Series Seed	Exercise	Weighted Average
	Shares	A, B, C, D	Shares	Price Range	Exercise
(Unaudited)	Warrants (*)	Warrants (*)	Warrants	Per Share	Price
Balance at January 1, 2024	29,121	533	4,165	$18.00 to 21,678.35	$51.47
Granted	-	-	-	-	-
Forfeited	-	-	-	-	-
Converted	-	-	-	-	-
Exercised	(318,820)	-	-	10.59 to 100.00	55.14
Adjustments due to triggering events	8,003,535	-	-	10.59	10.59
Balance at June 30, 2024	7,713,837	533	4,165	$10.59 to 21,678.35	$10.97

(*) Only ordinary shares were adjusted in the February 5, 2024 one to ten reverse stock split. Ordinary and preferred share warrant amounts and exercise prices have been adjusted to reflect the September 25, 2024 one to twenty-five reverse stock split.

The Ordinary shares warrants carry a cashless exercise feature in which if the resale by the holder of the warrant shares issuable upon exercise of the warrants is not available to be issued to the warrant holder without legend or other restrictions, the warrant holder can elect to receive upon such exercise the higher of (i) 0.85 Ordinary shares per warrant share in such exercise and (ii) the “Net Number” of Ordinary shares (as defined in the warrant agreement). The exercise price and number of Ordinary warrant shares issuable upon exercise are subject to adjustment from time to time, for share dividends and splits, upon issuance of Ordinary shares, options, convertible securities and changes in option price or rate of conversion.

During the six months ended June 30, 2024, 318,820 Ordinary Share warrants were exercised for 270,995 Ordinary Shares based on a conversion ratio of 0.85.

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 14 – STOCKHOLDERS’ EQUITY

February 5, 2024 Reverse Stock Split

The Company effected a one for ten reverse stock split on February 5, 2024. All ordinary shares and per ordinary share information in these condensed consolidated financial statements has been retroactively adjusted to reflect this reverse stock split. All classes of preferred shares were not subject to this reverse stock split prior to conversion to ordinary shares. The ordinary shares to which the preferred shares are convertible to, are adjusted accordingly upon conversion of the preferred shares.

Offering of Shares

On May 22, 2024 the Company, entered into a Sales Agent Agreement (the “Agreement”) with Alliance Global Partners (“AGP”), as sales agent. Under the Agreement, the Company may offer and sell the Company’s ordinary shares, $1.10 par value per share, from time to time during the term of the Agreement through AGP, acting as sales agent. The Company has filed a prospectus supplement relating to the offer and sale, from time to time, of its shares of ordinary shares having an aggregate offering price of up to $2,300,000 (the “Shares”) pursuant to the Agreement. The Company is not obligated to sell any Shares pursuant to the Agreement. Subject to the terms and conditions of the Agreement, AGP will use commercially reasonable efforts, consistent with its normal trading and sales practices and applicable state and federal law, rules and regulations and the rules of the Nasdaq Capital Market (“Nasdaq”), to sell Shares from time to time based upon the parameters set forth by the Company in the applicable Placement Notice (as defined in the Agreement). Under the Agreement, AGP may sell Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, and the rules and regulations thereunder. The Agreement will terminate upon the earlier of (i) the issuance and sale of all of the Shares through AGP on the terms and subject to the conditions set forth in the Agreement, (ii) expiration of the registration statement covering the Shares, or (iii) termination of the Agreement as otherwise permitted by the Agreement. The Agreement may be terminated by AGP or the Company at any time upon notice to the other party, or by AGP at any time in certain circumstances, including the occurrence of a material adverse effect on the Company. The Company will pay AGP compensation in cash equal to 3.0% of the gross proceeds from the sales of Shares pursuant to the Agreement, will reimburse AGP’s reasonable and documented out-of-pocket expenses (including but not limited to AGP’s transaction costs and the reasonable and documented fees and expenses of counsel of AGP) in an amount up to $50,000 (the “AGP Expenses”), which AGP Expenses shall be due and payable prior to the first Placement (as defined in the Agreement); provided that the Company shall reimburse AGP for its reasonable and documented out-of-pocket expenses related to annual maintenance of the Agreement (including but not limited to AGP’s transaction costs and the reasonable and documented fees and expenses of counsel to AGP) on an annual basis in an amount not to exceed $10,000, which shall be due and payable prior to each Representation Date (as defined in the Agreement) following the Company’s filing of an annual report on Form 20-F.

Under the offer, as of June 30, 2024, the Company has sold 138,466 of ordinary shares (adjusted for the September 25, 2024 one to twenty-five reverse stock split) at a total price of $11.01 (adjusted for the September 25, 2024 one to twenty-five reverse stock split). The company raised $1,471,839 net of commissions and fees of $52,779 and incurred $18,250 of administrative costs.

Restructuring of Par Value

On June 12, 2024, in connection with the offering of the Shares, the Company effected a restructuring of par value of ordinary shares (the “Restructuring of Par Value”) and filed an Amended and Restated Memorandum and Articles of Association with the Registrar of Corporate Affairs in the British Virgin Islands, to decrease the par value of the Company’s ordinary shares outstanding from $1.10 per share to no par value each. The Restructuring of Par Value affected all the shareholders of ordinary shares uniformly. The Restructuring of Par Value did not affect the number of the Company’s authorized shares.

The different classes of preferred stock issued are set forth below:

	June 30, 2024	December 31, 2023
Series Seed Preferred Shares	7,020	7,020
Series A1A Preferred Shares	1,169,846	1,169,847
Series A2 Preferred Shares	634,978	634,978
Series A4 Preferred Shares	10,614	160,927,463
Series B Preferred Shares	1,262,074	1,262,074
Total	3,084,532	164,001,382

The Company is authorized under its Memorandum and Articles of Association as amended, to issue an unlimited number of shares divided as follows:

	Number of Shares	Par Value Per Share
Ordinary Shares	Unlimited	$	No Par Value
Series Seed Preferred Shares	25,000		$0.0001
Series A1A Preferred Shares	10,000,000		$0.0001
Series A2 Preferred Shares	3,000,000		$0.0001
Series A4 Preferred Shares	Unlimited		$0.0001
Series B Preferred Shares	21,000,000		$0.0001
Blank Check Preferred Shares	Unlimited		None

FREIGHT TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Legal

The Company is subject, from time to time, to claims by third parties under various legal disputes. The defense of such claims, or any adverse outcome relating to any such claims, could have a material adverse effect on the Company’s liquidity, financial condition, and cash flows. As of June 30, 2024, the Company did not have any pending legal actions.

NOTE 16 - SUBSEQUENT EVENTS

On September 25, 2024, the Company effected a one for twenty-five reverse stock split. All ordinary shares and per ordinary share information in these condensed consolidated financial statement has been retroactively adjusted to reflect this reverse stock split. All classes of preferred shares were not subject to this reverse stock split prior to conversion to ordinary shares. The ordinary shares to which the preferred shares are convertible to, are adjusted accordingly upon conversion of the preferred shares.

On September 4, 2024, the Company entered into a Cancellation Agreement with Freight Opportunities, LLC to cancel the remaining balance of the Convertible Promissory Note, which was issued on January 3, 2023, for an original principal amount of $6,593 and with a remaining balance of $220 on the Company’s balance sheet at June 30, 2024, and the outstanding balances of two promissory notes issued earlier this year totaling $875. A promissory note for $750 was issued to Freight Opportunities, LLC on March 11, 2024, and a second promissory note for $125 was issued to Freight Opportunities, LLC on June 4, 2024. Accrued interest on the Convertible Promissory Note and on both promissory notes, which were $482 and $31 at the time of the Cancellation Agreement, were also canceled.

From July 1, 2024 through September 18, 2024, the Company raised gross proceeds of $1,685 through the issuance of 390,111 ordinary shares (adjusted for the September 25, 2024 one to twenty-five reverse stock split) in accordance with our prospectus supplement dated June 21, 2024. No funds have been raised through the issuance of ordinary shares since September 18, 2024.

From July 1, 2024 through January 10, 2025, Freight Opportunities, LLC exercised 29,917,656 Ordinary Share warrants for 1,190,000 shares (adjusted for the September 25, 2024 one to twenty-five reverse stock split).